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                                                            Exhibit 99.24(B)(10)

                                                              February 5, 1996

Keystone Emerging Markets Fund
200 Berkeley Street
Boston, MA  02116-5034

Ladies and Gentlemen:

         You have asked for my opinion with respect to the issuance of Class A, B and C shares of Keystone Emerging Markets Fund (the "Fund") under the Fund's Declaration of Trust, as amended (the "Declaration of Trust"). A prospectus and statement of additional information are expected to be filed with the Securities and Exchange Commission as part of the Fund's Registration Statement covering the registration of the Fund as an investment company and the public offering and sale of the Fund's Class A, B and C shares. In my opinion, after the effectiveness of the Registration Statement, such shares, when issued and sold, will be legally issued, fully paid and non-assessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust, and subject to the limitations stated therein.

         My opinion is based upon my examination of the Fund's Declaration of Trust and the Fund's prospectus and statement of additional information as they are proposed to be filed in the Registration Statement.

         I hereby consent to the use of this opinion in connection with the registration of the Fund and its shares with the Securities and Exchange Commission.

                                              Very truly yours,

                                              /s/ Rosemary D. Van Antwerp

                                              Rosemary D. Van Antwerp
                                              Senior Vice President, Secretary
                                              and General Counsel